CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of AIM Equity Funds (Invesco Equity Funds) of our reports dated December 21, 2016, relating to the financial statements and financial highlights, which appear Invesco Charter Fund’s, Invesco Diversified Dividend Fund’s and Invesco Summit Fund’s Annual Reports on Form N-CSR for the year ended October 31, 2016. We also consent to the references to us under the headings “Independent Registered Public Accounting Firm”, “Financial Statements” and “Financial Highlights” in such Registration Statement.

PricewaterhouseCoopers LLP

Houston, Texas

June 5, 2017